Filed Pursuant to Rule 424(b)(3)

Registration No. 333-261476

Addendum No. 1 to the Pricing Supplement dated September 30, 2024 to the accompanying Prospectus, the Prospectus Supplement, the Underlier Supplement and the Product Supplement, each dated December 29, 2021

The Bank of Nova Scotia

$543,000 Capped Trigger Buffered Participation Notes

Linked to the S&P 500® Equal Weight Index Due October 5, 2027

As described in the pricing supplement dated September 30, 2024 related to the notes referred to above with the CUSIP and ISIN referred to below (the “pricing supplement”), the initial level is the lowest closing level of the reference asset during the observation period which ended on December 30, 2024. Accordingly, the initial level has been determined and is as follows:

Initial level: the lowest closing level of the reference asset during the observation period, which was 7,039.91 (the closing level of the reference asset on December 19, 2024)

CUSIP no.: 06418LGJ9

ISIN no.: US06418LGJ98

Investment in the notes involves certain risks. You should refer to “Additional Risks” beginning on page P-13 of the accompanying pricing supplement and “Additional Risk Factors Specific to the Notes” beginning on page PS-6 of the accompanying product supplement and “Risk Factors” beginning on page S-2 of the accompanying prospectus supplement and on page 7 of the accompanying prospectus.

Neither the United States Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the notes or passed upon the accuracy or the adequacy of this addendum, the accompanying pricing supplement, the accompanying prospectus, prospectus supplement, underlier supplement or product supplement. Any representation to the contrary is a criminal offense.

The notes are not insured by the Canada Deposit Insurance Corporation (the “CDIC”) pursuant to the Canada Deposit Insurance Corporation Act (the “CDIC Act”) or the U.S. Federal Deposit Insurance Corporation or any other government agency of Canada, the United States or any other jurisdiction.

You should read this addendum together with the accompanying pricing supplement and the product supplement, underlying supplement, prospectus supplement and prospectus, each of which can be accessed via the hyperlinks below.

Pricing Supplement dated September 30, 2024:

https://www.sec.gov/Archives/edgar/data/9631/000183988224032374/bns_424b2-19196.htm

Product Supplement (Market-Linked Notes, Series A) dated December 29, 2021:

http://www.sec.gov/Archives/edgar/data/0000009631/000091412121007899/bn56675857-424b2.htm

Underlier Supplement dated December 29, 2021:

http://www.sec.gov/Archives/edgar/data/0000009631/000091412121007901/bn56408660-424b2.htm

Prospectus Supplement dated December 29, 2021:

http://www.sec.gov/Archives/edgar/data/0000009631/000091412121007897/bn56815298-424b3.htm

Prospectus dated December 29, 2021:

http://www.sec.gov/Archives/edgar/data/9631/000119312521368646/d240752d424b3.htm

Addendum No. 1 dated December 30, 2024